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                                                                       Exhibit 5






                                                                   April 3, 2000


Gerald Stevens, Inc.
301 E. Las Olas Blvd., Suite 300
Fort Lauderdale, FL  33301

Ladies and Gentlemen:

                  You have asked me, as General Counsel of Gerald Stevens, Inc., a Florida corporation ("Company"), to render my opinion regarding certain matters in connection with a Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 covering 3,000,000 shares ("Shares") of the Company's Common Stock, par value $0.01 per share, issuable pursuant to the Company's 2000 Stock Option Plan, as amended ("Plan"), and 2,500 shares issuable pursuant to a non-plan stock option.

                  I have examined, or caused to be examined, the Company's Articles of Incorporation and By-laws, as amended to date, the records of its corporate proceedings, the Plan, the non-plan stock option, the Registration Statement and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

                  Based on the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan or the non-plan stock option, as applicable, will be validly issued and outstanding, fully paid and nonassessable shares of the Company's Common Stock.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.




                                                 Very truly yours,



                                                 /s/ Jeffrey M. Mattson